ASR Acquisition, Inc.
                        Consolidated Financial Statements

                     Years ended December 31, 2001 and 2000

                                    CONTENTS

        Report of Independent Auditors .................................1

        Audited Consolidated Financial Statements

        Consolidated Balance Sheets . ..................................2
        Consolidated Statements of Operations ..........................4
        Consolidated Statements of Stockholders' Equity ................5
        Consolidated Statements of Cash Flows ..........................6
        Notes to Consolidated Financial Statements......................8

ERNST&YOUNG    o Ernst & Young LLP                  Phone: (214) 969-8-000
                 Suite 1500                         Fax: (214) 969-9757
                 2121 San Jacinto Street            Telex: 6710375
                 Dallas, Texas 75201                www.ey.com

                         Report of Independent Auditors

The Board of Directors and Stockholders
ASR Acquisition, Inc.

We have audited the accompanying consolidated balance sheets of ASR Acquisition, Inc. (the Company) as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ASR Acquisition, Inc. at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

February 20, 2002

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                              ASR Acquisition, Inc.
                           Consolidated Balance Sheets

                                                           DECEMBER 31
                                                       2001            2000
                                                   ------------    ------------
Assets
Current assets:
Cash and cash equivalents                          $    148,726    $  1,725,612
Accounts receivable                                   5,615,749       3,308,625
Prepaid worker's compensation                         1,555,140         100,000
Premium stabilization fund                              399,449         153,613
Prepaid expenses and other assets                       506,028         431,018
                                                   ----------------------------
Total current assets                                  8,225,092       5,718,868

Property and equipment                                1,069,115         799,668
Accumulated depreciation                               (348,849)       (203,574)
                                                   ----------------------------
                                                        720,266         596,094

Goodwill, net of accumulated amortization of
$1,006,153 in 2001 and  $721,139 in 2001              7,254,144       6,732,660
Other intangibles, net of accumulated amortization
Of $107,667 in 2001 and $41,205 in 2000                 209,162          38,795
Surplus debenture loan                                  150,000            --
Other assets                                             46,044          13,750
                                                   ----------------------------
Total assets                                       $ 16,604,708    $ 16,604,708
                                                   ----------------------------

                                                             DECEMBER 31
                                                         2001            2000
                                                   -----------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                $    216,861    $    207,616
   Outstanding checks in excess of funds on deposit     721,833            --
   Accrued payroll related expenses                   7,158,527       4,749,165
   Accrued workers' compensation                        537,306         494,731
   Other accrued expenses                               452,380         252,025
   Current portion of capital lease obligations         231,399         146,349
   Current portion of long-term debt                    300,000            --
                                                   -----------------------------
   Total current liabilities                          9,618,306       5,849,976
Capital lease obligations, less current portion         210,493         255,574
Long-term debt, less discount and current portion     5,917,314       5,832,927
Commitments and contingencies                              --              --
Stockholders' equity:
   Common stock, $0.01 par value; 1, 111 shares
     authorized; 850 shares issued and outstanding            9               9
   Additional paid-in capital                         1,699,991       1,699,991
   Accumulated deficit                                 (834,405)       (538,310)
   Treasury stock, at cost; 1.5 shares                   (7,000)           --
                                                   -----------------------------
Total stockholders' equity                              858,595       1,161,690
                                                   -----------------------------
Total liabilities and stockholders' equity         $ 16,604,708    $ 13,100,167

See accompanying notes.

                              ASR Acquisition, Inc.
                      Consolidated Statements of Operations

                                              YEAR ENDED DECEMBER 31
                                              2001             2000
                                         ------------------------------
Revenue                                  $ 155,282,594    $ 137,256,487
Payroll expenses                           147,275,408      130,510,763
                                         ------------------------------
                                             8,007,186        6,745,724
General and administrative expenses          4,885,258        4,171,307
Selling and marketing expenses               1,458,419        1,428,074
Depreciation and amortization                  496,751          814,638
                                         ------------------------------
                                             6,840,428        6,414,019
Income from operations                       1,166,758          331,705
Other income (expenses):
 Interest income                                39,246          168,370
 Interest expense                           (1,010,468)        (850,325)
 Other expense                                (276,848)            --
                                         ------------------------------
Loss before provision for income taxes         (81,312)        (350,250)
Provision for income taxes                     214,783           70,189
                                         ------------------------------
Net income (loss)                        $    (296,095)   $    (420,439)

See accompanying notes.

                              ASR Acquisition, Inc.
                 Consolidated Statements of Stockholders' Equity

                                                                      ADDITIONAL
                                                   COMMON STOCK        PAID-IN       ACCUMULATED      TREASURY
                                                ==================
                                                SHARES     AMOUNT       CAPITAL         DEFICIT          STOCK       TOTAL
                                                =============================================================================
Balance as of January 1, 2000                    850         $   9   $ 1,699,991    $  (117,871)   $        --    $ 1,582,129
Purchase of treasury stock (25 shares)          --            --         (50,000)       (50,000)
 Sale of treasury stock (25 shares)             --            --            --             --           50,000         50,000
 NET LOSS                                       --            --        (420,439)          --         (420,439)
                                                -----------------------------------------------------------------------------
BALANCE AS OF DECEMBER 31, 2000                  850         $   9   $ 1,699,991       (538,310)          --      $ 1,161,690
PURCHASE OF TREASURY STOCK (3 SHARES)           --            --            --             --          (14,500)       (14,500)
SALE OF TREASURY STOCK (1.5 SHARES)             --            --            --             --            7,500          7,500
NET INCOME                                      --            --            --         (296,095)          --         (296,095)
                                                -----------------------------------------------------------------------------
BALANCE AS OF DECEMBER 31, 2002                  850         $   9   $ 1,699,991    $  (834,405)   $    (7,000)   $   858,595
                                                =============================================================================

See accompanying notes.

                              ASR Acquisition, Inc.

                      Consolidated Statements of Cash Flows

                                                       Year ended December 31
                                                        2001           2000
                                                    ---------------------------
Operating Activities
Net Loss                                            $  (296,095)   $  (420,439)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
 Depreciation and amortization, including
  amortization of debt discount                         531,138        847,565
 Reimbursement from former stockholders                    --         (325,756)
 Changes in current. assets and liabilities:
    Accounts receivable                              (2,307,124)      (515,950)
    Prepaid worker's compensation                    (1,455,140)      (100,000)
    Premium stabilization fund                         (245,836)      (153,613)
    Prepaid expenses and other assets                  (107,304)      (168,690)
   Accounts payable and accrued expenses              2,661,537      2,071,569
   Outstanding checks in excess of funds on deposit     721,133           --
                                                    ---------------------------
Net cash provided by (used in) operating activities (496,991) (163,020) INVESTING ACTIVITIES
Purchases of furniture, fixtures, and equipment         (30,025)       (95,566)
Acquisitions                                           (618,326)       (67,454)
Surplus debenture loan                                 (150,000)          --
                                                    ---------------------------
Net cash used in investing activities                  (798,351)      (163,020)
FINANCING ACTIVITIES
Payments on capital lease obligations                  (199,544)      (102,074)
Deferred purchase price payments related to 1999
   acquisition                                             --       (6,469,360)
Principle payments on term note                         (75,000)          --
Purchase of treasury stock                              (14,500)          --
Proceeds from sale of treasury stock                      7,500           --
                                                    ---------------------------
Net cash used in financing activities                  (281,544)    (6,571,434)
                                                    ---------------------------
Net increase (decrease) in cash and cash
equivalents                                          (1,576,886)    (5,499,768)
Cash and cash equivalents at beginning of year        1,725,612      7,225,380
                                                    ---------------------------
Cash and cash equivalents at end of year            $   148,726    $ 1,725,612
                                                    ===========================

                                       ASR Acquisition, Inc.
                  Consolidated Statements of Cash Flows (continued)

                                                         Year ended December 31
                                                             2001       2000
                                                          -------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
Interest                                                  $976,081   $854,829
Income taxes, net of refunds                              $ 15,757   $125,640
NON-CASH INVESTING AND FINANCING ACTIVITIES
Equipment acquired under capital lease obligations        $239,423   $504,087
Acquisition partially financed by issuance of term note   $425,000   $   --
Revisions to the 1999 purchase price allocation
  resulting in an increase to goodwill, including the
  effects of the Seller Indemnity and subsequent
  settlement                                              $   --     $450,509

See accompanying notes.

                              ASR Acquisition, Inc.
                   Notes to Consolidated Financial Statements
                           December 31, 2001 and 2000

1. SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF BUSINESS

BUSINESS AND ORGANIZATION

ASR  Acquisition,  Inc. (the  Company),  a Delaware  corporation,  was formed on
December 3, 1999, for the purpose of purchasing all of the common stock of American Staff Resources Corporation and American Staff Resources Corp. I. In 2001, the Company capitalized and incorporated American Staff Resources Corporation III, American Staff Resources Corporation IV, and American Staff Resources Corporation NS. American Staff Resources Corporation III began operations in 2001; American Staff Resources Corporation IV and American Staff Resources Corporation NS began operations in 2002.

The Company is headquartered in Dallas, Texas, and primarily through co-employment arrangements with client companies, provides comprehensive, integrated outsourcing services and other products directly to worksite employees, including payroll processing and reporting, human resources administration, employment regulatory compliance management, risk management services, retirement, and healthcare programs. At December 31, 2001, the Company serviced client companies in 22 states. There are no individual client companies that account for more than 10% of revenues.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of ASR Acquisition, Inc. and its wholly owned subsidiaries (collectively American Staff Resources). All intercompany accounts and transactions have been eliminated.

CASH EQUIVALENTS

Cash and cash equivalents include cash in banks and money market accounts as well as highly liquid investments with initial maturities of three months or less.

USE OF ESTIMATES

The preparation of financial statements inconformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

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                              ASR Acquisition, Inc.
             Notes to Consolidated Financial Statements (continued)

1. SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF BUSINESS (CONTINUED)

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of trade accounts receivable. The Company continually evaluates the financial condition of its client companies and generally does not require collateral. Concentrations of credit risk with respect to trade accounts receivable are generally limited due to the large number of client companies comprising the Company's customer base combined with the policy of requiring advance payment of invoices.

PROPERTY AND EQUIPMENT

Property and equipment primarily consist of furniture, fixtures, and computer equipment recorded at cost and depreciated over seven years using the straight-line method. Expenditures for repairs and maintenance are charge to expense as incurred; betterments, which materially prolong the lives of the assets, are capitalized. At December 31, 2001 and 2000, property and equipment includes equipment acquired under capital lease obligations with a cost of $743,510 and $504,087 and accumulated depreciation of $128, 377 and $34,288, respectively.

GOODWILL AND NEW ACCOUNTING PRONOUNCEMENTS

Goodwill represents the excess of acquisition costs over the fair value of net assets acquired. Goodwill related to an acquisition completed prior to July 1, 2001, is accounted for under Accounting Principles Board Opinion No. 16 (APB No.
16), Business Combinations. The Company was amortizing goodwill accounted for under APB No. 16 over 10 years using the straight-line method until January 1, 2001, at which time the Company reassessed the useful life of such goodwill and began amortizing it over 25 years. The Company believes the revised useful life is a better estimate of the economic life of goodwill and is more consistent with other companies in the industry. If the Company did not change the useful life, goodwill amortization would have been approximately $450,000 higher in 2001. At December 31, 2001 and 2000, goodwill accounted for under APB No. 16 is $7,494,182 and $7,453,799 and the related accumulated amortization is $1,006,513 and $721,139, respectively.

In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations and No. 142, Goodwill and Other Intangible Assets (collectively the Statements). Under the Statements, goodwill is not amortized to expense but is required to be reviewed for impairment. Accordingly, goodwill of $766,115 related to an acquisition occurring on September 1, 2001, is not being amortized. The Statements require the Company to cease amortization of all goodwill effective January 1, 2002 and annually thereafter.

                              ASR Acquisition, Inc.
             Notes to Consolidated Financial Statements (continued)

1. SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF BUSINESS (CONTINUED)

The Company has not yet established the assumptions and method it will apply in reviewing goodwill for impairment. Accordingly, the Company has not fully evaluated the effect, if any, the adoption of the statements may have; however, the Company will cease goodwill amortization entirely in 2002, which was $282,014 in 2001.

OTHER INTANGIBLES

Other intangibles consist of non-compete agreements and customer lists. Non-compete agreements are being amortized over two to four years using the straight-line method. Customer lists are being amortized over five years using the straight-line method.

REVENUE RECOGNITION

Revenues are recognized using the accrual method. Under the accrual method, revenue is recognized and the related payroll cost are accrued as liabilities during the period in which wages are earned by the worksite employees.

RECLASSIFICATIONS

Certain  200  amounts   have  been   reclassified   to  conform  with  the  2001
presentation.

                              ASR Acquisition, Inc.
             Notes to Consolidated Financial Statements (continued)

2. ACQUISITIONS

On December 20, 1999, the Company acquired all of the outstanding stock of American Staff Resources Corporation and American Staff Resources Corp. I for $7 million, including a $1 million deferred payment made in 2000. The acquisition was accounted for under the purchase method of accounting.

At December 31, 2000, the Company was initially required under the related purchase agreement (the Purchase Agreement), to accrue an additional purchase payment of $804,896 due to the sellers based upon earnings for 2000. The Purchase Agreement also initially provided for one more additional payment up to $1 million contingent on earnings for 2001. However, at December 31, 2000, the Company had also initially accrued a $506,232 receivable from the sellers, which management believed was due under certain seller indemnity clauses contained in the Purchase Agreement. Of this amount, $325,756 was recognized in earnings for 2000 as a reimbursement for and offset to certain related expenses, and $180,476 was recognized as reduction of goodwill. Pursuant to negotiations with the sellers, in March 2001 a settlement was reached whereby the sellers acknowledged that amounts were owed under the indemnity provision of the Purchase Agreement, and in consideration for forgiveness of the $506,232 due from the sellers and any future claims other than certain pending litigation, the sellers waived their right to the $804,896 payment due them and any potential payment related to the Company's earnings for 2001.

Additionally, during 2001 and 2000. the Company made certain purchase price revisions and payments related to the acquisition of American Staff Resources Corporation and American Staff Resources Corp. I. The net effect of the revisions and payments, including the seller indemnity, increased goodwill by $40,383 and $450,509 in 2001 and 2000, respectively.

On September 1, 2001, the Company acquired co-employment arrangements with certain client companies and a non-compete agreement from a professional employer company for $957,645 consisting of a $500,000 cash payment, $425,000 note payable and $32,645 of transaction costs. The purchase price was allocating $766,115 to goodwill, $95,765 to a non-compete agreement and $95,765 to a customer list. Results of operations related to these acquired co-employment arrangements have been included in the Company's consolidated statement of operations from the date of purchase.

                              ASR Acquisition, Inc.
             Notes to Consolidated Financial Statements (continued)

3.  WORKERS' COMPENSATION

During 2000 and the first six months of 2001, the Company was generally fully insured with regard to workers' compensation claims. However, effective July 1, 2001, the Company entered into an agreement with an insurance company under which the Company is partially self-insured with regards to workers' compensation claims through July 1, 2002. In general, under this agreement, the Company has insurance that provides coverage subject to a $250,000 deductible per incident and an annual aggregate cap of approximately $4.7 million. Accordingly, any claims within the deductible or in excess of the annual aggregate cap are the financial obligations of the Company. The Company does have certain co-employment arrangements that require certain client companies to reimburse the Company for a portion (generally the first $1,000 to $2,500) of any related workers' compensation claims. Accrued workers' compensation, in the accompanying consolidated balance sheets, represents management's best estimates of the Company's obligation for claims incurred but not yet paid. However, the Company does not have an extensive history with regards to such claims. Therefore, the actual settlement and disposition of these claims could significantly differ from management's estimates.

Effective July 1, 2001, the Company also entered into a related agreement with a claims administrator affiliated with the insurance company discussed above. This agreement provided for the funding of an experience account through July 1, 2002. Under this agreement, the Company paid a fixed monthly amount into the experience account. Workers' compensation claims are administered by the affiliated insurance companies and paid out of the experience account. If workers' compensation claims exceed the amounts funded into the experience account, the Company is liable for the excess of such claims subject to the coverage provisions discussed above. If the amounts funded into the experience account ultimately exceed claims paid, the excess, net of the claims administration fees, will be returned to the Company. Prepaid workers' compensation, in the accompanying consolidated balance sheets, represents any prepaid premiums and the amounts funded into the experience account in excess of workers' compensation claims paid.

                              ASR Acquisition, Inc.
             Notes to Consolidated Financial Statements (continued)

4. PREMIUM STABILIZATION FUND

The Company has entered into an agreement subject to annual renewal, with an insurance company. This agreement provides group health insurance. Under this agreement, the insurance provider allocated 10% of the Company's monthly premiums to a premium stabilization fund (PSF), until the PSF accumulates to an amount equal to 25% of the average annualized premiums under this agreement. The insurance company can only withdraw funds from the PSF in limited circumstances. Upon termination of this agreement, the insurance company must refund the balance of the PSF to the Company. At December 31, 2001, no amounts have been withdrawn from the PSF by the insurance company.

5.  SURPLUS DEBENTURE LOAN

On January 1, 2001, the Company loaned an insurance company $150,000 through issuance of an unsecured surplus debenture loan (the Surplus Debenture). The Surplus Debenture bears interest at 6% per annum, is payable quarterly, and matures on December 31, 2005. However, interest and principal payments may be made only out of the insurance company's surplus in excess of $1,100,000, as defined in the Surplus Debenture Loan agreement. At December 31, 2001, the
Company has received all interest due and payable. The Company has classified the Surplus Debenture as held to maturity and its carrying value is not adjusted for changes in fair value.

6.       CREDIT FACILITIES

Long-term debt consists of the following:

                                                               DECEMBER 31
                                                             2001         2000
                                                         -----------------------
Term note                                                $  350,000   $     --
Senior Subordinated Notes                                 6,000,000    6,000,000
                                                         -----------------------
                                                          6,350,000    6,000,000
Less unamortized discount on Senior Subordinated Noted      132,686      167,073
                                                         -----------------------
                                                          6,217,314    5,832,927
Less current portion                                        300,000         --
                                                         -----------------------
                                                         $5,917,314   $5,832,927
                                                         =======================

                              ASR Acquisition, Inc.
             Notes to Consolidated Financial Statements (continued)

6. CREDIT FACILITIES (CONTINUED)

At December 31, 2001, the Company has a line of credit that allows for borrowings up to $1 million (the Guaranteed LOC) and a line of credit that allows borrowings up to $700,000 (the Shareholder Guaranteed LOC) (collectively the LOCs) with a bank. The LOCs are secured by substantially all the assets of American Staff Resources, bear interest at a variable rate (4.75% at December 31, 2001), requires monthly payments of interest only and matures on June 2, 2002. Additionally, the LOC contains certain covenants that place limitations on additional debt and require the Company to maintain a minimum net worth and minimum current ratio. The Guaranteed LOC is guaranteed by ASR Acquisition, Inc. The Shareholder Guaranteed LOC is guaranteed by two shareholders in return for a guarantee fee of $8,750 payable quarterly, without regard to borrowings outstanding under the Shareholder Guaranteed LOC. At December 31, 2001, no borrowings were outstanding under the LOC.

On September 1, 2001, American Staff Resources Corporation issued a term note (the Term Note) payable to a company in an original face amount of $425,000 in conjunction with the acquisition of certain co-employment arrangements and a non-compete agreement. The Term Note requires monthly payments of $25,000 through February 2003. The Term Note does not have a stated interest rate and the Company has not imputed an interest rate thereon. Accordingly, no interest expense is being recorded with regards to the Term Note. However, any such imputed interest expense would not be significant.

The Company has $6 million of Senior Subordinated Notes (the Subordinated Notes) with certain stockholders. The Subordinated Notes require quarterly interest payments and mature on December 20, 2004. The interest payments required on the Subordinated Notes range from 13% to 19% per annum based on ASR Acquisitions, Inc.'s compliance with certain financial yield ratios. Prior to May 1, 2001, the interest rate paid on the Subordinated Notes was 13%; however, on May 1, 2001, the interest rate on the Subordinated Notes increased to 16%. The Company may prepay the principal of the notes in whole or in part in an amount not less than $100,000 subject to additional prepayment compensation as defined in the Subordinated Notes.

The Subordinated Notes contain covenants that place limitations on dividends, capital expenditures, rental expense, transaction with affiliates, certain line of business, certain investments, additional debt or liens, and making restricted payments (as defined), as well as the sale, transfer or disposition of property outside the normal course of business or in a merger or consolidation. The Subordinated Notes also require the Company to maintain key person life insurance, a minimum interest coverage ratio, minimum working capital ratio and a minimum total coverage ratio as defined in the Subordinated Notes.

                              ASR ACQUISITION, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. CREDIT FACILITIES (CONTINUED)

The Subordinated Notes were issued in conjunction with the purchase of American Staff Resources Corporation and American Staff Resources Corp. I and included 150 detachable stock warrants of ASR Acquisition, Inc. At the time of issuance, the warrants had a fair value of approximately $200,000. Accordingly, American Staff Resources recognized a $200,000 discount on the Subordinated Notes, which was being amortized to interest expense over the life of the notes.

7. INCOME TAXES

ASR Acquisition, Inc. files a consolidated federal tax return with its subsidiaries.

The Company's income tax provision consists of the following:

                    2001       2000
                  -------------------
Federal           $178,283   $ 44,189
State and local     36,500     26,000
                  -------------------
                  $214,783   $ 70,189

The difference between the reported income tax expense and the benefit expected by applying the statutory federal rate to loss before taxes results primarily from non-deductibility of certain goodwill amortization, meal and entertainment exclusions, the employer tip credit, state and local taxes, and change in the valuation allowance for deferred taxes.

The tax effects of temporary differences that give rise to deferred tax assets and liabilities are as follows:

                                                      DECEMBER 31
                                                   2001         2000
                                                ----------------------
Current deferred tax asset:
  Accrued workers' compensation                 $ 237,961    $  39,365
Non-current deferred tax asset (liabilities):
  Property and equipment                          (26,311)     (20,662)
  Non-compete agreements                           32,628       13,380
  Other                                            (5,159)        --
                                                    1,158       (7,282)
Valuation allowance                              (239,119)     (32,083)
                                                ----------------------
Net deferred taxes                              $    --      $    --
                                                ----------------------

                             ASR Acquisitions, Inc.
             Notes to Consolidated Financial Statements (continued)

7. INCOME TAXES (CONTINUED)

The Company has provided a full valuation allowance for its net deferred asset, as it is presently not considered more likely than not the benefit from such net asset will be recognized.

8. COMMITMENTS

The Company leases certain equipment under capital leases. The Company also leases office space and other equipment under non-cancelable operating leases. Rent expense is $309,770 and $179,579 for 2001 and 2000, respectively. The future minimum payments to be made under non-cancelable operating leases with initial terms in excess of one year and the present value of future minimum capital lease payments as of December 31, 2001, are as follows:

                                                CAPITAL         OPERATING
      YEAR ENDED DECEMBER 31                    LEASES             LEASES
                                             ----------------------------
               2002                          $  264,237     $     409,556
               2003                             181,332           409,380
               2004                              41,416           408,854
               2005                                --             201,894
               2006
                                                486,985     $   1,429,684
                                                            -------------
 Less amount representing interest               45,093
                                             -----------
 Present value of future minimum capital
 lease payments                                 441,992
 less current portion                           231,399
                                             ----------
                                             $  210,493
                                             ----------

9. STOCK WARRANTS

As previously discussed in Note 6, during 1999, the Company issued a total of 150 warrants to purchase common stock to certain holders of the Subordinated Notes and the initial fair value of the warrants was treated as additional paid in capital. The warrants entitle the holder to purchase common shares equal to the number of warrants at an exercise price of $0.01 per share. The purchase price can be paid in cash or a reduction of the holder's Subordinated Notes in an amount equal to the purchase price. The warrants are subject to adjustment upon certain events as defined in the warrant agreements and expire December 20, 2009.

                              ASR Acquisition, Inc.
             Notes to Consolidated Financial Statements (continued)

9.  STOCK WARRANTS (CONTINUED)

At any time after December 20, 2004, a majority of warrant holders have the right to cause the Company to repurchase all or any portion of the shares of common stock underlying the warrants at fair value. Further, a majority of the common stockholders have the right to put all or any portion of the original shares issued back to the Company at the put price, defined as the fair market value determined by an independent appraiser.

At December 31, 2001, all 150 warrants issued were outstanding, and accordingly, the Company has 150 shares of common stock reserved for issuance upon conversion. The number of warrants will be increased pro-rata if additional capital stock is issued.

10. STOCK OPTION PLAN

In 2000, the Company adopted a stock option plan (the 2000 Stock Option Plan). The 2000 Stock Option Plan provides for grants of options to employees, directors, or consultants up to 10% of the Company's outstanding shares of common stock on a fully diluted basis. In 2000, the Company issued 55 options under the 2000 Stock Option Plan, which have an exercise price of $3,000 per share and a five-year vesting period. In 2001, the Company issued 25 options under the 2000 Stock Option Plan, which have an exercise price of $3,000 were cancelled. At December 31, 2001, 65 options were outstanding, of which eight were exercisable, and no options issued under the 2000 Stock Option Plan have been exercised.

The Company has elected to follow  Accounting  Principles  Board Opinion No. 25,
Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock-based awards. The effect of applying the fair value method under Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation, to the Company's stock-based awards results in net income that is not materially different from amounts reported.

11. BENEFIT PLAN

The Company provides a 401(k) benefit plan (the Plan) covering substantially all corporate employees, excluding employees under co-employment arrangements.
Employees who are 18 years of age and have completed three months of service eligible to participate in the Plan. Participants can contribute up to 15% of their compensation each year subject to certain Internal Revenue Code limitations. The Plan has an open enrollment period monthly. The Company contributions are based upon a matching contribution equal to 10% of eligible participant contributions. Participant contributions are fully vested and the Company contributions vest ratably over five years. The Plan expense was $29,779 and $51,758 in 2001 and 2000, respectively.

                              ASR Acquisition, Inc.
             Notes to Consolidated Financial Statements (continued)

12. OTHER EXPENSE

In 2001, the Company incurred $182,525 in employee bonuses and $94,323 in legal and other direct costs related to a failed merger. These amounts are classified as other expense in the statement of operations.

13. RELATED PARTY TRANSACTIONS

The Company rented office space on a month-to-month basis through June 2000, from an entity affiliated with a former stockholder. Rent expense paid to this former stockholder was $107,838 in 2000. Additionally, the Company utilizes the services of a marketing firm that is affiliated with a former stockholder. Marketing expense with this firm was approximately $721,501 and $747,088 in 2001 and 2000, respectively.

The Company has entered into a stockholder agreement that requires the Company to pay a stockholder in return for management services, a base fee through 2004 equal to 6% per annum of the Company's' combined earnings before interest, taxes, depreciation and amortization (EBITDA), as defined in the stockholder agreement. In addition to the base fee, this stockholder is also entitled to receive an annual cash bonus in an amount equal to 20% of the increase in American Staff Resources' EBITDA from the prior year adjusted for certain items. The base fee and bonus was $94, 541 and $154,995 for 2001 and 2000, respectively. During 2001 and 2000, the Company also reimbursed this stockholder for $65,086 and $93,623, respectively, for expenses incurred in the course of providing management services.

14.  CONTINGENCIES

The Company is involved in various suits and claims arising in the normal course of business. In management's opinion, the ultimate outcome of these items will not have a material adverse effect on the Company's consolidated results of operation or financial position.